Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report on the statement of revenues and certain expenses of Payne Place for the year ended December 31, 2015 in Post-Effective Amendment No. 2 to the Registration Statement of Resource Apartment REIT III, Inc. on Form S-11 (File No. 333-207740), and to the use of our name as it appears under the caption “Experts”. Our report refers to the fact that the statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of revenue and expenses.

/s/ Baker Tilly Virchow Krause, LLP

Chicago, Illinois

January 17, 2017